Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Herbert L. Hornsby, Jr.

President and Chief Executive Officer

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

CAPE BANCORP, INC. ANNOUNCES CLOSE OF THE SUBSCRIPTION OFFERING

AND EXTENSION OF COMMUNITY OFFERING

Cape May Court House, New Jersey (December 21, 2007): Cape Bancorp, Inc. (the “Company”), the proposed holding company for Cape Savings Bank, announced today that the subscription portion of its offering has been completed and the community portion of the offering has been extended until December 31, 2007. The Company also announced that it intends to commence a syndicated community offering in early January 2008. The Company is increasing the maximum purchase limitations to $2.5 million for individual purchasers and $3.6 million for group or in concert purchases. As a result of the increase in the maximum purchase limitations, the Company will resolicit subscribers who submitted a maximum purchase order in the subscription and community offerings.

The offering is being conducted in connection with the mutual to stock conversion of Cape Savings Bank and simultaneous proposed acquisition of Boardwalk Bank, Linwood, New Jersey. Cape Savings Bank will be holding a special meeting of depositors to vote on the plan of conversion and the establishment and funding of the charitable foundation on January 4, 2008.

The Company anticipates completing the offering and the acquisition of Boardwalk Bancorp, Inc. in late January 2008.

Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager for the syndicated community offering which will be conducted on a best efforts basis. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares in the offering.

Persons that would like to place an order in the community offering should contact the Stock Information Center at (609) 465-7421 (local) or (800) 694-8800 (toll free).

About Cape Savings Bank

Cape Savings Bank is a full-service community bank founded in 1923 and headquartered in Cape May Court House, New Jersey. Cape Savings Bank offers a complete line of business and consumer banking products to customers in Cape May and Atlantic counties, New Jersey through its 13 branch offices. As of September 30, 2007, Cape Savings Bank had total assets of $620.1 million, total deposits of $489.6 million and total equity of $72.7 million. Additional information about Cape Savings Bank is available on its website, www.capesb.com.

About Boardwalk Bancorp

Boardwalk Bancorp is the parent company of Boardwalk Bank, a New Jersey chartered commercial bank, headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999 and subsequently formed Boardwalk Bancorp in 2006. Boardwalk Bancorp provides banking services to small and mid-sized businesses and professionals through its seven offices located in Cape May and Atlantic counties, New Jersey. As of September 30, 2007, Boardwalk Bancorp had total assets of $445.3 million, total deposits of $311.2 million and shareholders’ equity of $49.9 million. Additional information about Boardwalk Bancorp is available on its website, www.boardwalkbank.com.

Forward Looking Statements

This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Cape Bancorp, Inc., Cape Savings Bank and Boardwalk Bancorp do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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